OPERATING SERVICES AGREEMENT

THIS AGREEMENT is made and entered into as of this 20th day of September, 2002, by and between Alternative Investment Partners, LLC, a Delaware limited liability company (the "Adviser") and AIP Alternative Strategies Funds, a Delaware business trust ("the Trust"), regarding Alpha Strategies I Fund, a series of the Trust (the "Fund).

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the " 1940 Act"); and

WHEREAS, the Board of Trustees of the Trust has approved this Agreement, and the Adviser is willing to furnish such services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.    Appointment of Adviser as Primary Service Provider. The Trust desires to employ the Adviser in performing or arranging for the delivery of all professional, administrative and operational services required by the Fund to operate its business in accordance with the limitations specified in its Declaration of Trust dated April 12, 2002, amended July 29, 2002 (the "Charter"), and in its Prospectus as from time to time in effect (the "Prospectus"), and in the manner and to the extent as may from time to time be approved by the Board of Trustees of the Trust. The Trust desires to employ and hereby appoints the Adviser to act as primary service provider to the Fund. The Adviser accepts the appointment and agrees to furnish the services for the compensation set forth below.

2.    Delivery of Fund Documents. The Trust has furnished the Adviser with copies properly certified or authenticated of each of the following:

(a)    Charter.
(b)    By-Laws-of the Trust, as amended from time to time.
(c)    Resolutions of the Trustees of the Trust selecting Alternative Investment Partners, LLC as Adviser to the Fund and approving the form of this Agreement.
(d)    Fund Prospectus.

The trust will furnish the Adviser from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

3.    Services Provided by Adviser as Primary Service Provider. Subject to the supervision and direction of the Board of Trustees of the Trust, the Adviser will, either directly or by employing suitable sub-contractors (a) act in strict conformity with the Trust's Declaration of Trust, the Investment Company Act of 1940, as amended (the "1940 Act") and the Investment Advisers Act of 1940, as amended, (b) provide compliance and other administrative oversight in accordance with the Fund's investment objective and policies as described in the Fund's Prospectus, (c) provide continuous registration and maintenance of its registration under the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and state securities laws and regulations, (d)  preparation of and printing and mailing reports, notices and prospectuses to current shareholders, (e)  provide custodial services to the Fund’s portfolio, daily fund account services, transfer agency and shareholder account servicing and services in acting as the Fund’s distributor, (f)  providing required insurance for fidelity and other coverage as deemed appropriate by the Board of Trustees of the Trust, and (g) advise and assist the officers of the Trust in taking such steps as are necessary or appropriate to carry out the decisions of the Board of Trustees of the Trust and its committees with respect to the foregoing matters and the conduct of the business of the Fund. In addition, the Adviser will furnish the Trust with whatever statistical information the Trust may reasonably request with respect to ongoing operations of the Fund.

The Adviser will keep the Trust informed of any service related developments materially affecting the Fund, and will, on its own initiative, furnish the Trust from time to time with whatever information the Adviser believes is appropriate for this purpose.

5.    Allocation of Charges and Expenses. The Adviser will pay all expenses incurred in performing all professional, administrative and operational services under this Agreement. (a) costs incurred in connection with registration and maintenance of its registration under the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and state securities laws and regulations, (b) preparation of and printing and mailing reports, notices and prospectuses to current shareholders, (c) transfer taxes on the sales of the Fund’s shares, (d) custodial, shareholder transfer charges and fees of the Fund’s distributor, (e) legal, auditing, tax return preparation and accounting expenses, (f) expenses of servicing shareholder accounts held at the Fund, (g) insurance expenses for fidelity and other coverage, (h) fees and expenses of Trustees who are not "interested persons" within the meaning of the Investment Company Act of 1940, and (i) expenses of Trustee and shareholder meetings. The Adviser will not be required to pay any expenses of the Fund other than those specifically allocated to it in this paragraph 5. In particular, but without limiting the generality of the foregoing, the Fund will be required to pay: brokerage and other expenses of executing portfolio transactions; transfer taxes on the sales of portfolio securities: other taxes or governmental fees; dividends paid out on short sales; interest charges and other costs of borrowing funds; litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund's business.

6.    Compensation of the Adviser. In consideration of the services rendered pursuant to this Agreement, the Fund will pay to the Adviser, as compensation for the services provided by the Adviser and its agents under this Agreement, a monthly fee of 1.24% (on an annualized basis) of the average net assets of the Fund.

In the event of any termination of this Agreement, the fee provided for in this paragraph 6 shall be calculated on the basis of a period ending on the last day on which this Agreement is in effect, subject to a pro rata adjustment based on the number of days elapsed in the current period as a percentage of the total number of days in such period.

7.    Standard of Care; Limitation of Liability. The Adviser will exercise its best judgment in rendering the services described in paragraph 4 above. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by the Adviser of its obligations and duties under this Agreement. Any person, even though an officer, director, employee, or agent of the Adviser, who may be or become an officer, trustee, employee or agent of the Fund, will be deemed, when rendering services to the Fund, to be rendering such services to, or acting solely for, the Fund and not as an officer, director, employee or agent, or one under the control or direction of the Adviser, even though paid by it.

8.    Duration and Termination of this Agreement. This Agreement shall remain in force for an initial term of two years and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons of the Adviser or of the Fund, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Board of Trustees or of a majority of the outstanding voting securities of the Fund. The aforesaid requirement that continuance of this Agreement be specifically approved at least annually shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. This Agreement may, on sixty (60) days, written notice, be terminated at any time without the payment of any penalty, by the Board of Trustees of the Trust, or by vote of a majority of the outstanding voting securities of the Fund, or by the Adviser. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person", "assignment" and "majority of the outstanding voting securities"), as from time to time amended, shall be applied, subject, however, to such exemptions, as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

   9.    Amendment of this Agreement. No provisions of this Agreement may be amended, changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the amendment, change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of the Board of Trustees of the Fund, including a majority of the Trustees who are not interested persons of the Adviser or of the Fund, cast in person at a meeting called for the purpose of voting on such approval.

10.    Notice. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the Adviser at:

Alternative Investment Partners, LLC
142 Hardscrable Lake Dr.
Chappaqua, NY 10514

To the Trust and the Fund at:

AIP Alternative Strategies Funds
142 Hardscrable Lake Dr.
Chappaqua, NY 10514

with a copy to:

Spitzer & Feldman P.C.
405 Park Avenue
New York, New York 10022
Attn: Thomas R. Westle, Esq.

11.    Governing Law. This Agreement constitutes the entire agreement of the parties, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by New York law in a manner not in conflict with the provisions of the 1940 Act.

12.    Miscellaneous. Neither the holders of Shares of the Fund nor the Trustees shall be personally liable hereunder. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Fund, whereupon this letter shall become a binding contract between the Trust, on behalf of the Fund, and the Adviser.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

AIP ALTERNATIVE STRATEGIES FUNDS

By: /s/  Steven R. Samson
Name: Steven. R. Samson
Title: President

ALTERNATIVE INVESTMENT PARTNERS, LLC

By: /s/ Lee Schultheis
Name: Lee Schultheis
Title: Chief Investment Officer